EXHIBIT 10.2
                                                                    ------------


                              TRANSITION AGREEMENT


      This agreement is made and entered into as of February 19, 2008 between Magellan Health Services, Inc., a Delaware corporation on behalf of itself and its subsidiaries and affiliates (collectively referred to as the "Company") and Steven J. Shulman (the "Executive").

      The Company and the Executive are party to an employment agreement dated January 5, 2004 (as amended, the "Employment Agreement"), pursuant to which the Executive serves as the executive Chairman and Chief Executive Officer and member of the Board of Directors of the Company. The Company and the Executive wish to provide for the termination of the Executive's employment by the Company pursuant to the Employment Agreement, the termination of the Executive as the executive Chairman and Chief Executive Officer of the Company and its subsidiaries, and for the Executive's service as non-executive Chairman of the Board of the Company.

      FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

      1. Termination of Employment. The Executive and the Company agree that the Executive's employment with the Company and his service as the executive Chairman and Chief Executive Officer of the Company and its subsidiaries pursuant to the Employment Agreement is hereby terminated, effective today, with the effect provided in the Employment Agreement for a termination without Cause by the Company or a termination with Good Reason by the Executive (as provided in Section 3).

      2. Retention as Non-Executive Chairman. Subject to termination as provided below, the Executive shall serve as the non-executive Chairman of the Board of the Company during the three-year period (the "Extended Term") commencing today. In that capacity, the Executive shall perform such services consistent with that status and title as the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company (the "Chief Executive Officer") may from time to time request, including (i) chairing meetings of the Board, except for meetings of the Independent directors, (ii) as requested by the Chief Executive Officer, providing advice and guidance to the Chief Executive Officer, (iii) as requested by Chief Executive Officer, representing the Company in interacting with employees, agents, governmental and regulatory agencies, political figures, and industry and trade organizations. During the Extended Term, the Company shall, subject to the fiduciary duties of the Board, recommend to the stockholders of the Company the re-election of the Executive as a member of the Board, and the Executive shall serve as a member of the Board if so re-elected. Nothing herein shall prevent the Executive from engaging in personal, charitable, business, professional and investment activities to the extent that such activities do not result in a violation of Sections 5 or 11 hereof. The Company may terminate the Extended Term by written notice to the Executive at any time and the Executive may terminate the Extended Term by written notice to the Company at any time after February 19, 2009; the Extended Term shall terminate automatically if the stockholders of the Company fail to elect the Executive to the Board or if the Executive is removed from the Board. In the event that the Company terminates the Extended Term at any time, the Company shall pay to the Executive the pro rata portion of the Compensation (as defined in Section 4 below) for the period of time elapsed through the termination date, at the times otherwise provided in Section 4, provided that in the event the Company terminates the Extended Term prior to February 19, 2009, the Company shall continue to pay to the Executive the Compensation that would otherwise be payable through February 19, 2009, at the times otherwise provided in Section 4. The Company shall continue to employ Gina Scaglione for a number of weeks after the date hereof equal to 52 minus the number of weeks severance pay to which she will be entitled upon termination of her employment, and during such period shall make Ms. Scaglione available to the Executive to provide him with administrative support in the same manner and to the same extent as currently provided to the Executive. The Executive shall resign from the Board upon the termination of the Extended Term.

      3. Termination Payments and Benefits. As a result of the termination of his employment by the Company, the Executive shall be entitled to receive the payments and benefits provided by Section 6(d) of the Employment Agreement (but in the case of continuing health care coverage provided for under Section 6(d)(v) of the Employment Agreement, as modified by clause (vi) below), which the Executive and the Company agree are as follows:

      (i)   Base Salary through the date of termination of employment;

      (ii) $1,828,000, representing bonus for 2007, payable in a single cash installment immediately after termination of employment;

      (iii) $155,148, representing pro-rata Target Bonus for the current year, payable in a single cash installment immediately after termination of employment;

      (iv) $4,542,720, representing two times the sum of (a) Base Salary ($1,135,680) plus (b) Target Bonus, payable in a single cash installment immediately after termination of employment;

      (v) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this three-year post-termination exercise period, with such exercisability to be determined on such basis whether or not the Executive remains as non-executive Chairman during such three-year period (Exhibit A hereto sets forth a summary of all outstanding equity awards held by the Executive);

      (vi) if the Executive and his spouse do not otherwise have health, medical, dental and hospitalization coverage at any time prior to the Terminal Date (as defined below), participation for Executive and his spouse at the Company's sole expense in the Company's health, medical, dental and hospitalization coverages (to the same extent as other senior executives of the Company) or, if such participation is not permitted by applicable law or the


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terms of the applicable plan, prompt reimbursement on a monthly basis to the
Executive for the reasonable cost of comparable coverages, in either case, until the earlier of (a) the death of the Executive and his spouse and (b) the date on which the Executive and his spouse have reached age 65 (the date on which the events in either clause (a) or (b) occur, the "Terminal Date") (it being the intention of the parties to cooperate in good faith to structure the foregoing on a tax efficient basis);

      (vii) at Executive's election, continuation of his life insurance and/or long-term disability coverage by the Company for up to two years following termination of employment (the Executive shall reimburse the Company for the premiums for such coverage as incurred);

      (viii) reimbursement of expenses incurred by the Executive prior to the date hereof in accordance with Sections 4(g) and 5 of the Employment Agreement, and reimbursement for the reasonable legal fees and expenses incurred by him for the negotiation of this agreement promptly following submission of appropriate documentation evidencing such fees and expenses; and

      (ix) other payments, entitlements or benefits, if any, that have been earned, are accrued or are payable or to be provided by reason of his employment by the Company through the date hereof in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate, including, without limitation, the Company's long-term incentive programs and the deferred compensation plan (the SAP) referred to in Sections 4(f) and (e) of the Employment Agreement, payable in accordance with the terms thereof.

The Executive confirms and agrees that, except as expressly provided for herein, including Section 12(d), no other amounts are payable to him by reason of his employment by the Company or the termination thereof.

      4. Compensation and Benefits During the Extended Term. During the Extended Term the Company shall pay to the Executive compensation at the rate of $1,000,000 per year (the "Compensation"), of which 50% shall be paid in cash in quarterly installments conforming with the payment schedule for other Board members and the other 50% shall be paid in Company securities (a) in the same proportion of Common Stock, options and whatever other equity-linked securities the other Board members receive, (b) valued the same way the other Board members equity distribution is valued, (c) with the same vesting schedule as the other Board members, and (d) issued on the same date as the other Board members receive their annual equity award, provided that (i) in the event the Board members are not paid cash, the cash installments shall be paid no less frequently than every 3 months and (ii) in the event the Board members are not issued equity, the other 50% shall be paid by the Company in cash on a quarterly basis as aforesaid. The Compensation shall be in lieu of, and not in addition to, fees and equity awards to which the Executive would otherwise be entitled by reason of his service as a member of the Board or any committee thereof. Executive will be entitled to prompt reimbursement of expenses associated with carrying out his responsibilities as Non-Executive Chairman in accordance with the Company's policies for expense reimbursement of Board members' expenses. During the Extended Term, the Executive may continue to use the Company automobile currently provided to him until the current lease period expires and,


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with the approval of the Board, may use Company aircraft for purposes of the
Company's business, including attendance at a Board meeting.

      5. Non-Competition; Non-Solicitation. (a) Executive covenants and agrees that during the period from the date of this agreement through the later of February 19, 2010 or one year after the end of the Extended Term (the "Restricted Period") he will not directly or indirectly engage in or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to, or render services or advice to, any business which provides or sells managed behavioral care services, managed radiology services or managed specialty pharmaceutical services (in each case, of the type provided or sold by the Company and its controlled subsidiaries or affiliates) or any other products or services which are provided or sold by the Company or its controlled subsidiaries or affiliates during the Extended Term, in the United States or any other geographic location in which the Company or a controlled subsidiary or affiliate of the Company operates, other than Internet Healthcare Group, Digital Insurance, and Health Markets, unless waived in writing by the Board in its sole discretion. Executive recognizes that the above restriction is reasonable and necessary to protect the interest of the Company and its controlled subsidiaries and affiliates.

The foregoing shall not be deemed to prohibit Executive's association with a company if an immaterial portion of such company's revenues is attributable to operations directly competitive with the Company (provided Executive is not employed within or associated with those directly competitive operations). Further, nothing contained in this Section 5 shall restrict Executive from making any investments in any corporation or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management, policies and/or affairs of any business or enterprise which is directly or indirectly competing with any business operations or activities of Company or any of its subsidiaries.

      (b) Executive covenants and agrees that during the Restricted Period he will not, and will not assist any other person or entity to, directly or indirectly, solicit for employment or consultation any employee of the Company or any of its controlled subsidiaries or affiliates who was employed with the Company or its controlled subsidiaries or affiliates at any time from February 19, 2007 through the date hereof, or in any manner knowingly induce or attempt to induce any such employee to terminate his or her employment with the Company or its controlled subsidiaries or affiliates, provided that this Section 5(b) shall not prohibit soliciting employees through general advertising not directed to employees of the Company or its controlled subsidiaries or affiliates. The Company agrees that the following shall not be deemed a violation of this subsection 5(b): (i) the Executive's responding to an unsolicited request for an


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employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, or (ii) if an entity with which the Executive is associated solicits any employee of the Company or any of its subsidiaries, if the Executive was not, directly or indirectly, involved in identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall only be deemed to have been involved "indirectly" in soliciting or identifying an employee if the Executive (x) directs, encourages or authorizes another person to solicit the employee, (y) identifies an employee to another person as a potential recruit or
(z) aids, assists or participates with another person in soliciting an employee.

      6. Withholding. The Company shall be entitled to withhold from amounts payable to the Executive hereunder taxes that it is required to withhold by law.

      7. Executive's Release. As a material inducement to the Company to enter into this agreement, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates, and all employee benefit plans sponsored by or contributed to by the Company, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has through the date hereof, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, any and all subject matter and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. ss. 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other federal, state or local constitutional or statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to his employment with the Company or termination of employment with the Company. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the



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releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. The release provided by this
Section 7 shall not limit or release (i) the Executive's right to enforce this agreement (including those sections of the Employment Agreement incorporated by reference in this agreement), (ii) any rights of the Executive to receive benefits under the plans, programs, policies and other arrangements of the Company in which he participated at the time of his termination of employment, subject to such rights being superseded or modified by a specific provision of this agreement, (iii) the Executive's rights to indemnification and advancement of expenses from the Company pursuant hereto and pursuant to Section 145 of the Delaware General Corporation Law, and the Certificate of Incorporation and By-laws of the Company, or pursuant to any applicable insurance policy, and (iv) any right the Executive may have to obtain contribution as permitted by law in the event of the entry of a judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and any Company Released Party, on the other hand, are jointly liable.

      8. Executive's Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action or cause of action regarding or in any way related to any of the claims released in Section 7, and further agrees that this agreement is, will constitute and may be pleaded as, a bar to any such claim, action or cause of action. Nothing in this agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law or legal process or (ii) filing a charge with Equal Employment Opportunity Commission or state fair employment practices agency. However, Executive will not seek or accept personal equitable or monetary relief in any such civil action, suit or legal proceeding that involves any matter occurring at any time prior to the execution date of this agreement by Executive.

      9. Company's Release. As a material inducement to the Executive to enter into this agreement, the Company, on behalf of itself, its controlled subsidiaries and affiliates, and their respective directors, officers, representatives, agents, successors and assigns, and with full understanding of the contents and legal effect of this agreement and having the right and opportunity to consult with its counsel, releases and discharges the Executive, his agents and representatives, his and their successors, heirs, executors, administrators, and assigns (collectively, the "Executive Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that it ever had or now has through the date hereof, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, any and all subject matter and claims arising out of or involving the Executive's employment with the Company or the termination of his employment with the Company, or involving any other matter, including but not limited to his employment with the Company or the termination of his employment with the Company. The Company



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further acknowledges that it is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Company hereby expressly waives, surrenders and agrees to forego any protection to which it would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. The release provided by this Section 9 shall not limit or release
(i) the Company's right to enforce this agreement (including those sections of the Employment Agreement incorporated herein), (ii) any rights of the Company under the plans, programs, policies and other arrangements of the Company in which the Executive participated at the time of his termination of employment, subject to such rights being superseded or modified by a specific provision of this agreement, (iii) any rights the Company may have by reason of fraud or intentional misconduct by the Executive and (iv) any right the Company may have to obtain contribution as permitted by law in the event of the entry of a judgment against the Company as a result of any act or failure to act for which the Company, on the one hand, and any Executive Released Party, on the other hand, are jointly liable.

      10. Company's Covenant Not to Sue. The Company, for itself, its controlled subsidiaries and affiliates, and their respective directors, officers, representatives, agents, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action or cause of action regarding or in any way related to any of the claims released in Section 9, and further agrees that this agreement is, will constitute and may be pleaded as, a bar to any such claim, action or cause of action. Nothing in this agreement shall prohibit or restrict the Company from making any disclosure of information required by law or legal process.

      11. Covenants. The restrictive covenants contained in Section 8 of the Employment Agreement are incorporated by reference as if fully set forth herein; Sections 8(b)(i) and 8(d) of the Employment Agreement are amended to conform with Section 5 of this agreement.. Executive hereby reaffirms and agrees to perform such obligations and acknowledges his agreement to be so bound forever in the case of Section 8(a) and for the Restricted Period in the case of Sections 8(b), 8(c) and 8(d). The Executive hereby reaffirms and agrees to perform his obligations under Sections 9 and 10 (provided that the Executive and the Company agree that the obligations set forth in such Section 10 shall be applicable upon the expiration or termination of the Extended Term, except to the extent that the Board requests earlier performance) of the Employment Agreement (which sections are incorporated by reference as if fully set forth herein). The Company and the Executive hereby reaffirm, and the Company and the Executive agree to perform their respective obligations under, the last two sentences of Sections 4(c)(i) and 4(c)(ii) of the Employment Agreement and
Section 7(b) of the Employment Agreement (which sections are incorporated by reference as if fully set forth herein).

      12.   Miscellaneous Provisions.

            (a) Governing Law; Construction. This agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut. The parties hereto participated jointly in the negotiation and preparation of this agreement, and each party has had the opportunity to obtain the advice of legal



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counsel and to review and comment upon the agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This agreement shall be construed as if the parties jointly prepared this agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

            (b) Remedies. An actual or threatened violation by the Executive of the covenants and obligations set forth or referred to in Sections 5 or 11 will cause irreparable harm to the Company or its subsidiaries or affiliates and the remedy at law for any such violation will be inadequate. The Executive agrees, therefore, that the Company or its subsidiaries or affiliates will be entitled to seek appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.

            (c) Arbitration. Except for an action for equitable relief as described in Section 12(b), any disputes or controversies arising under this agreement will be settled by arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and before three arbitrators selected in accordance with such Rules. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. Each party shall pay its own attorney's fees and other arbitration and enforcement costs.

            (d) Indemnification. The Company shall indemnify Executive to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and shall provide the Executive with directors' and officers' liability insurance coverage to the same extent as provided to other officers and directors of the Company.

            (e) Reimbursement. With respect to the reimbursement of costs and expenses to which the Executive is entitled in accordance with this agreement,
(x) such reimbursement shall be paid to the Executive no later than December 31 of the calendar year following the calendar year in which such costs or expenses were incurred, (y) to the extent not inconsistent with the terms of health, medical, dental and hospitalization coverages provided to the Executive, the costs and expenses incurred by the Executive in any calendar year that are eligible for reimbursement shall not affect the costs and expenses incurred by the Executive in any other calendar year that are eligible for reimbursement, and (z) the Executive's right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

            (f) Level of Services. The Executive shall not be required to perform services for the Company hereunder during the Extended Term at a level greater than 20% of the average level of services performed by him for the Company over the immediately preceding 36 month period, unless the Company reasonably determines that as a result of a change in its business circumstances from those prevailing on February 19, 2008 it needs the Executive to perform services at a level greater than 20% of such average level during any period within the Extended Term, and the Executive agrees to perform such greater level of services during such period.

            (g) Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery,


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will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this agreement:

            To Executive:     At the address set forth in the  Company's
            records.

            To the Company:   Magellan Health Services, Inc.
                              55 Nod Road
                              Avon, Connecticut 06001
                              Attention:  Chief Executive  Officer and General
                                          Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section; or, if set by recognized overnight courier, on the second business day following the business day on which it is provided to such courier.

            (h) Headings. The headings of the sections of this agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this agreement.

            (i) Severability. If any provision of this agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this agreement, such provision will be fully severable and this agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

            (j) Binding Effect. This agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This agreement may not be assigned by Executive or the Company to any other person or entity but may be assigned by the Company to any subsidiary or affiliate of the Company or to any successor to or transferee of all, or any part, of the stock or assets of the Company.

            (k) Entire Agreement. This agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this agreement. The Employment Agreement is terminated without any further liability of any party, except to the extent incorporated by reference in this agreement. In the event of any direct conflict between the express terms of this agreement


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and of any plan referred to herein the terms of this agreement will prevail. No amendment or modification of this agreement will be valid unless made in writing and signed by each of the parties. No waiver of any provision of this agreement will be valid unless in writing and signed by the party to be charged. No representations, inducements, or agreements have been made to induce either Executive or the Company to enter into this agreement, which are not expressly set forth within this agreement. Executive and the Company acknowledge and agree that the Company's subsidiaries and affiliates are express third party beneficiaries of this agreement.

            (l) Representations. The Company represents that the execution and delivery of this agreement by the Company have been duly authorized by all requisite corporate action. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this agreement, has knowingly and voluntarily entered into this agreement freely and without coercion, and acknowledges that the Company advised him to consult with an attorney prior to executing this agreement and further advised him that he had twenty-one (21) days within which to review and consider this agreement and that, if he signs this agreement in less time, he has done so voluntarily in order to obtain sooner the benefits under this agreement. The Executive is voluntarily entering into this agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this agreement other than those contained in this agreement itself.

            (m) Revocation. The Executive acknowledges that he has seven (7) days from the date this agreement is executed in which to revoke this agreement. To be effective, any such revocation must be in writing and delivered to the Company's principal place of business on or before the seventh day after signing and must expressly state the Executive's intention to revoke this agreement.

            (n) Counterparts. This agreement may be executed in counterparts, including by fax or Adobe Acrobat, each of which, when taken together shall constitute one and the same agreement.










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      PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS
BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

      IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this agreement effective as of the first date set forth above.

MAGELLAN HEALTH SERVICES, INC.



By:                                          /s/  Steven J. Shulman
   -----------------------------          -----------------------------
                                          Steven J. Shulman

Its:
    ----------------------------
























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                                                                       Exhibit A

                            MAGELLAN HEALTH SERVICES
                                PERSONNEL SUMMARY
                                 AS OF 2/19/2008
                               SHULMAN, STEVEN J.

                                                Granted                                   Outstanding
Grant                                  --------------------------     Exercised     --------------------------
Date          Plan/Type     Price       Total   Vested  Unvested        Sold         Total   Vested  Unvested
3/10/2005     TypB/NQ       $34.57    198,250   99,126   99,124          --        198,250   99,126   99,124
3/10/2005     TypB/RSA      $ 0.00     24,451   12,226   12,225       12,226        12,225      --    12,225
3/14/2005     TypA/RSA      $ 0.00     14,507   14,507      --        14,507           --       --       --
5/16/2006     TypD/NQ       $38.52    165,664   55,222  110,442          --        165,664   55,222  110,442
5/16/2006     TypE/NQ       $38.52    110,442   36,814   73,628          --        110,442   36,814   73,628
5/16/2006     TypE/RSU      $ 0.00     35,144   11,715   23,429       11,715        23,429      --    23,429
 3/2/2007     TypD/NQ       $40.63    266,181      --   266,181          --        266,181      --   266,181
 3/2/2007     TypD/RSU      $ 0.00     32,167      --    32,167          --         32,167      --    32,167























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